Exhibit 5.1

Fleming PLLC

30 WALL STREET 8TH FLOOR NEW YORK NEW YORK 10005

TEL 516 833 5034 WWW.FLEMINGPLLC.COM

November 27, 2023

authID Inc.

1580 N. Logan St

Suite 660, Unit 51767

Denver, Colorado 80203

Re:	Shares of Common Stock of authID Inc.

Ladies and Gentlemen:

We have acted as counsel for authID Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 1,574,990 shares of the Company’s common stock (the “Shares”), par value $0.0001 per share (“Common Stock”) pursuant to the Securities Purchase Agreement, dated as of November 20, 2023 (the “Securities Purchase Agreement”), between the Company and each purchaser identified on the signature pages thereto.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the terms of the Securities Purchase Agreement against payment of the consideration therefor as provided in the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable.

In addition, our opinion above is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefore may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; or (iv) the effect of the exercise of judicial discretion, whether in a proceeding in equity or at law.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to (i) the General Corporation Law of the State of Delaware and (ii) the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (File No. 333-260641) (the “Registration Statement”) filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Securities Act”), and to the reference to Fleming PLLC under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Fleming PLLC

Fleming PLLC